Exhibit 99.1

PART III

Item 10.	Directors, Executive Officers and Corporate Governance.

Executive Officers, Key Employees and Directors

The following table sets forth certain information regarding our current executive officers, key employees and directors as of March 15, 2017:

Name	Age	Position(s)
Executive Officers
Charles P. Theuer, M.D., Ph.D.	53	President, Chief Executive Officer and Director
Patricia L. Bitar, CPA	58	Chief Financial Officer
H Casey Logan, M.B.A.	45	Chief Business Officer

Key Employees
Bonne Adams, M.B.A.	40	Senior Vice President of Clinical Operations
Sharon Real, Ph.D.	53	Senior Vice President of Product Development

Non-Employee Directors
William R. LaRue(1)(2)	65	Director
Martin A. Mattingly, Pharm.D.(1)(3)	59	Director
J. Rainer Twiford, J.D., Ph.D.(1)	64	Director
Paul Walker(2)(3)	42	Director
Stephen T. Worland, Ph.D.(2)(3)	59	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Charles P. Theuer, M.D., Ph.D.  Dr. Theuer has served as our President, Chief Executive Officer and a member of our board of directors since July 2006. From 2004 to 2006, Dr. Theuer was the Chief Medical Officer and Vice President of Clinical Development at TargeGen, Inc., a biotechnology company. Prior to joining TargeGen, Inc., Dr. Theuer was Director of Clinical Oncology at Pfizer, Inc., a pharmaceutical corporation, from 2003 to 2004. Dr. Theuer has also held senior positions at IDEC Pharmaceuticals Corp. from 2002 to 2003 and at the National Cancer Institute from 1991 to 1993. In addition, he has held academic positions at the University of California, Irvine, where he was Assistant Professor in the Division of Surgical Oncology and Department of Medicine. Dr. Theuer received a B.S. from the Massachusetts Institute of Technology, an M.D. from the University of California, San Francisco, and a Ph.D. from the University of California, Irvine. He completed a general surgery residency program at Harbor-UCLA Medical Center and was board certified in general surgery in 1997. Dr. Theuer currently serves as a director at 4D Molecular Therapeutics, a position he has held since January 2016.

Our board of directors believes Dr. Theuer’s expertise and experience in the biotechnology industry, his medical training and his experience with our company provide him with the qualifications and skills to serve on our board of directors.

Patricia L. Bitar, CPA.  Ms. Bitar joined us as our Chief Financial Officer in September 2014. Prior to joining us, Ms. Bitar was the Vice President and Corporate Controller at NuVasive, Inc., a medical device company, from April 2011 to April 2014 and the Senior Director of Financial Reporting from November 2009 to March 2011. From 2008 to October 2009 and during various periods of 1998 to 2006, Ms. Bitar provided independent financial consulting for a variety of companies, primarily in the biotechnology and electronics industries. From 2006 to 2008, Ms. Bitar served as the Corporate Controller at Orexigen Therapeutics, Inc., a biopharmaceutical company, where she was also the Senior Director of Financial Reporting from 2007 to 2008 and the Director of Financial Reporting from 2006 to 2007. From 1984 to 1991 and 1994 to 1998, Ms. Bitar worked in the Audit Department at Ernst & Young, where from 1988, she served as a Senior Audit Manager, working primarily with clients in the technology and biotechnology industries. Ms. Bitar is a certified public accountant and received an M.A.I.S. from the University of West Florida and a B.S. in Business Administration (Accounting) from Old Dominion University.

H Casey Logan, M.B.A.  Mr. Logan has served as our Chief Business Officer since February 2013. Prior to joining us, Mr. Logan was the Senior Vice President, Corporate Development at RuiYi, Inc. (formerly Anaphore Inc.), a biotechnology company, from January 2011 to February 2013. From 2007 to December 2010, Mr. Logan served as the Vice President, Corporate Development & Strategic Planning at Anadys Pharmaceuticals, Inc. (acquired by Roche), a biopharmaceutical company. From 2001 to 2007, he was with Eli Lilly and Company, a pharmaceutical company, in Indianapolis, Indiana, in the corporate business development group. Prior to joining Eli Lilly and Company, Mr. Logan was an officer in the U.S. Naval Nuclear Propulsion Program from 1993 to 1999. Mr. Logan received an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S.E. in chemical engineering from the University of Michigan.

Key Employees

Bonne Adams, M.B.A.  Ms. Adams joined us as our Vice President of Clinical Operations in August 2006 and was promoted to Senior Vice President of Clinical Operations in July 2014. Prior to joining us, Ms. Adams was a Manager of Clinical Operations at Pfizer, Inc., a pharmaceutical corporation, from 2004 to 2006 and at Biogen Idec, Inc., a biotechnology company, from 2002 to 2004. Ms. Adams has managed both early and late-stage oncology studies of small molecules as well as biologics in the areas of lymphoma, lung, colorectal, ovarian, kidney, sarcoma and breast cancers. From 2000 to 2002, she managed non-oncology programs at Quintiles Inc., a service provider for biopharmaceutical and health sciences companies, including studies in the areas of allergy and pulmonary disease. Ms. Adams received a B.A. in Kinesiology and Biology from the University of Colorado and an M.B.A. in Technology Management from The University of Phoenix.

Sharon Real, Ph.D.  Dr. Real joined us as our Vice President of Product Development in October 2006 and was promoted to Senior Vice President of Product Development in July 2014. Prior to joining us, Dr. Real served in roles of increasing responsibility at Pfizer, Inc., a pharmaceutical corporation, from 2000 to 2006, culminating in the position of Director of Regulatory Chemistry, Manufacturing and Controls. Before that, Dr. Real was Manager, Technical Operations at Ligand Pharmaceuticals Incorporated, a pharmaceutical company, from 1999 to 2000. From 1994 to 1999, Dr. Real served in various positions at Agouron Pharmaceuticals, Inc., a biotechnology company, most recently as Manager of Regulatory Chemistry, Manufacturing and Controls. From 1991 to 1994 she was in Chemical Process Research at Bristol-Myers Squibb Co., a global biopharmaceutical company. Dr. Real received a B.S. in Chemistry from Stanford University and a Ph.D. in Organic Chemistry from the University of California, Los Angeles.

Non-Employee Directors

William R. LaRue.  Mr. LaRue has served as a member of our board of directors since July 2014. He served as the Chief Financial Officer, Senior Vice President and Treasurer at Cadence Pharmaceuticals, Inc., a biopharmaceutical company, from June 2006 until its acquisition by Mallinckrodt plc in March 2014, and from April 2007 to March 2014, he served as the Assistant Secretary at Cadence. Prior to joining Cadence, Mr. LaRue was the Senior Vice President and Chief Financial Officer of Micromet, Inc. (formerly CancerVax Corporation), a biotechnology company, from 2001 to 2006. From 2000 to 2001, Mr. LaRue served as the Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. Previously, he was the Vice President and Treasurer of Safeskin Corporation, a medical device company, from 1997 to 2000 and the Treasurer of GDE Systems, Inc., a high technology electronic systems company from 1993 to 1997. Mr. LaRue currently serves on the board of directors of Applied Proteomics, Inc., a developer of protein-based molecular diagnostics, a position he has held since July 2015, and Conatus Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, a position he has held since February 2017. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California.

Our board of directors believes that Mr. LaRue’s extensive experience in finance, his experience as an executive officer of a public company in our industry and his educational background provide him with the qualifications and skills to serve on our board of directors.

Martin A. Mattingly, Pharm.D.  Dr. Mattingly has served as a member of our board of directors since December 2014. Dr. Mattingly has been a member of Tech Coast Angels, an investment group, since August 2012. Previously, Dr. Mattingly served as the Chief Executive Officer of Trimeris, Inc., a biopharmaceutical company, from November 2007 until January 2012 following its merger with Synageva BioPharma Corp in November 2011. He also served on the board of directors of Trimeris, Inc. from November 2007 until November 2011. He has been a director of OncoGenex Pharmaceuticals, Inc., a biopharmaceutical company, since June 2010. From 2005 to 2007, Dr. Mattingly served as President and Chief Executive Officer of Ambrx, Inc., a biopharmaceutical company. From 2003 to 2005, Dr. Mattingly served as Executive Vice President of CancerVax, Inc., a pharmaceutical company, and as Chief Operating Officer from June 2005 to September 2005. From 1996 to 2003, Dr. Mattingly provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc., a pharmaceutical company. From 1983 to 1996, Dr. Mattingly held various positions in oncology marketing and sales management at Eli Lilly and Company, a biopharmaceutical company. Dr. Mattingly received a Doctor of Pharmacy degree from the University of Kentucky.

Our board of directors believes that Dr. Mattingly’s experience in the biotechnology and pharmaceuticals industries, his educational background and his experience as a public company director provide him with the qualifications and skills to serve on our board of directors.

J. Rainer Twiford, J.D., Ph.D.  Dr. Twiford has served as a member of our board of directors since September 2008. Dr. Twiford has been President of Brookline Investments, Inc. (formerly Capital Strategies Advisors, Inc.), an investment advisory company he founded in 1994, since 1999. Dr. Twiford has been a member of the board of directors of Integrated Photonics, Inc., an optical device company, since November 1999. Prior to founding Brookline Partners, Dr. Twiford was a partner of Trammell Crow Company, a real estate development and investment company, from 1987 to 1991. From June 2007 to July 2013, Dr. Twiford was a member of the board of directors of Care Investment Trust Inc. (now Tiptree Financial Inc.), a real estate investment company. He also served as the Chairman of the Compensation, Nominating and Governance Committee of Care Investment Trust Inc. from September 2011 to July 2013. In addition, Dr. Twiford previously served on the board of a children’s behavioral health company. Dr. Twiford received a B.A. and a Ph.D. from the University of Mississippi, an M.A. from the University of Akron and a J.D. from the University of Virginia.

Our board of directors believes that Dr. Twiford’s extensive experience in finance, his experience as a public company director and his educational background provide him with the qualifications and skills to serve on our board of directors.

Paul Walker.  Mr. Walker has served on our board of directors since September 2014. Mr. Walker has been a partner of New Enterprise Associates, an investment firm focused on venture capital and growth equity investments, since April 2008, where Mr. Walker focuses on later-stage biotechnology and life sciences investments. From January 2001 to March 2008, Mr. Walker worked at MPM Capital, a life sciences venture capital firm, where he specialized in public, PIPE and mezzanine-stage life sciences investing as a general partner with the MPM BioEquities Fund. From July 1996 to December 2000, Mr. Walker served as a portfolio manager at Franklin Resources, Inc., a global investment management organization known as Franklin Templeton Investments. Mr. Walker was a member of the board of directors of TESARO, Inc., an oncology-focused biopharmaceutical company, from May 2010 to May 2014, and is a board observer of Sunesis Pharmaceuticals, Inc. and Interleuken Genetics, Inc., and manages a number of NEA’s other late-stage and public investments. Mr. Walker received a B.S. in biochemistry and cell biology from the University of California at San Diego and holds the Chartered Financial Analyst designation.

Our board of directors believes that Mr. Walker’s experience in the life sciences and venture capital industries, his educational background and his experience as a public company director provide him with the qualifications and skills to serve on our board of directors.

Stephen T. Worland, Ph.D., Dr. Worland has served as a member of our board of directors since February 2015. Since May 2012, Dr. Worland has served as the President and Chief Executive Officer and a director of eFFECTOR Therapeutics, Inc., a company focused on new treatments for cancer. Dr. Worland was President and Chief Executive Officer and a director of Anadys Pharmaceuticals, Inc., a biopharmaceutical company which discovered and developed treatments for Hepatitis C and cancer, from August 2007 until the company’s acquisition by Roche in November 2011. Dr. Worland joined Anadys in 2001 and served in a number of executive roles prior to being named Chief Executive Officer, including President, Pharmaceuticals, and Chief Scientific Officer. Dr. Worland began his healthcare industry career in 1988 at Agouron Pharmaceuticals, Inc. and remained with the company through its successful commercialization of an HIV protease inhibitor and successive acquisitions by Warner-Lambert and Pfizer. During this period, Dr. Worland held a number of positions, including Vice President, Antiviral Research and Director, Molecular Biology and Biochemistry. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. Dr. Worland received his B.S. with highest honors in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.

Our board of directors believes that Dr. Worland’s experience as an executive officer of public companies in the biotechnology and pharmaceuticals industries, his educational background and his experience as a public company director provide him with the qualifications and skills to serve on our board of directors.

Two of our six current directors were elected to serve on our board of directors pursuant to an amended and restated voting agreement, dated September 19, 2014, by and among us and certain of our stockholders. Pursuant to the voting agreement, Mr. LaRue and Mr. Walker were selected to serve on our board of directors as representatives of our preferred stockholders, as designated by the holders of a majority of our outstanding preferred stock with respect to Mr. LaRue, and by New Enterprise Associates 14, L.P. with respect to Mr. Walker. Dr. Theuer was selected to serve on our board of directors as the director then serving as our Chief Executive Officer. The amended and restated voting agreement terminated in connection with the closing of our initial public offering, and each director previously elected to our board of directors pursuant to the amended and restated voting agreement will continue to serve as a director until his successor is duly elected and qualified.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Mr. LaRue, Mr. Walker and Dr. Worland. Our board of directors has determined that each of the members of this committee satisfies the NASDAQ Stock Market independence requirements. Each member of our audit committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. LaRue serves as the chair of our audit committee. Our board of directors has determined that Mr. LaRue qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our board has considered Mr. LaRue formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•	preparing the report that the SEC requires in our annual proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•	reviewing on a periodic basis our investment policy; and
•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Compensation Committee

Our compensation committee consists of Dr. Twiford, Mr. LaRue and Dr. Mattingly. During 2016, Dr. Twiford served as the chair of our compensation committee. Effective January 1, 2107, Dr. Mattingly became the chair of our compensation committee. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfies the NASDAQ Stock Market independence requirements. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•	making recommendations to the full board of directors regarding the compensation and other terms of employment of our executive officers;
•

reviewing and making recommendations to the full board of directors regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•

establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•

reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and
•	reviewing and evaluating on an annual basis the performance of the compensation committee and the compensation committee charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Walker, Dr. Mattingly and Dr. Worland. Our board of directors has determined that each of the members of this committee satisfies the NASDAQ Stock Market independence requirements. Mr. Walker serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors;
•	determining the minimum qualifications for service on our board of directors;
•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our board of directors;
•	evaluating nominations by stockholders of candidates for election to our board of directors;
•	considering and assessing the independence of members of our board of directors;
•	developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;
•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and evaluating on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the legal proceedings specified in Item 401(f) of Regulation S-K in the past 10 years.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to us pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, we believe that during the year ended December 31, 2016, such SEC filing requirements were satisfied.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is available on the Corporate Governance section of our website, www.traconpharma.com. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed pursuant to SEC rules.

Procedures for Stockholders to Recommend Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 8910 University Center Lane, Suite 700, San Diego, CA, 92122, Attn: Secretary, no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Indemnification of Officers and Directors

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 11.	Executive Compensation.

Our named executive officers for the year ended December 31, 2016, which consist of our principal executive officer and two other executive officers as of December 31, 2016, are:

•	Charles P. Theuer, M.D., Ph.D., our President and Chief Executive Officer,
•	Patricia L. Bitar, CPA, our Chief Financial Officer; and
•	H Casey Logan, M.B.A., our Chief Business Officer.

Summary Compensation Table

					Non-equity
			Option	Stock	incentive plan	All other
		Salary	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)
Charles P. Theuer, M.D., Ph.D.	2016	486,525	—	720,000	225,018	10,600	1,442,143
President and Chief Executive Officer	2015	470,000	1,400,000	—	206,565	10,600	2,087,165
Patricia L. Bitar, CPA	2016	332,160	—	257,000	95,707	10,600	695,467
Chief Financial Officer	2015	302,500	500,000	—	75,639	10,600	888,739
H Casey Logan, M.B.A.	2016	284,460	—	257,000	81,476	10,600	633,536
Chief Business Officer	2015	273,200	500,000	—	61,829	9,527	844,556

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying the stock options.

(2)	Represents the aggregate grant-date fair value of the restricted stock units awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718.
(3)	Amounts shown represent annual performance-based bonuses earned for the respective fiscal year. For more information, see below under “—Annual Performance-Based Bonus Opportunity.”

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our board of directors, based on the recommendation of the compensation committee of our board of directors. The table below shows the annual base salaries for our named executive officers in 2016:

Name	2016 Base Salary ($)
Charles P. Theuer, M.D., Ph.D.	486,525
Patricia L. Bitar, CPA	332,160
H Casey Logan, M.B.A.	284,460

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

For 2016, Dr. Theuer was eligible to receive a target bonus of up to 50% of his base salary and both Ms. Bitar and Mr. Logan were eligible to receive a target bonus of up to 30% of their base salary, each pursuant to the terms of his or her employment agreement or offer letter, as applicable, that was in effect during 2016, each of which has been subsequently amended as described below under “—Agreements with our Named Executive Officers.” Our board of directors will also consider each named executive officer’s individual contributions towards reaching our annual corporate goals. There is no minimum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. In January 2016, our board of directors approved our corporate goals for 2016, with financial goals assigned a 30% weight, project-based goals assigned a 60% weight and team-based goals assigned a 10% weight.

On January 21, 2017, the board of directors, upon the recommendation of the compensation committee, determined that we had achieved 92.5% of the 2016 corporate goals for purposes of 2016 annual performance-based bonuses.  Based on the determination of 92.5% corporate goal achievement, Dr. Theuer was awarded a 2016 annual performance-based cash bonus in the amount of $225,018. Additionally, based on the committee’s and Dr. Theuer’s assessment, Ms. Bitar and Mr. Logan were awarded 2016 annual performance-based cash bonuses in the amounts of $95,707 and $81,476, respectively.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. In the fiscal year ending December 31, 2016, restricted stock awards were the only form of equity awards we granted to our named executive officers. Vesting of the restricted stock awards is tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant of option awards upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

With the exception of stock option awards granted to Dr. Theuer, described below under “—Potential Payments Upon Termination or Change in Control,” all of our outstanding stock option awards to executives as of December 31, 2016 contain a double trigger acceleration feature. Pursuant to such double trigger acceleration feature, in the event of the holder’s cessation of continuous service without cause, and not due to a death or disability, in connection with or within either 12 or 18 months following consummation of a change in control, the vesting and exercisability of the option will be accelerated in full.

Agreements with Our Named Executive Officers

Below are descriptions of our employment agreements with our named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments upon Termination or Change in Control” below.

Agreement with Dr. Theuer.  On February 27, 2017, we entered into an Amended and Restated Employment Agreement with Charles P. Theuer, our President and Chief Executive Officer, which amends, restates and supersedes in its entirety Dr. Theuer’s employment agreement entered into in May 2015. Pursuant to the amended employment agreement, Dr. Theuer is entitled to an annual base salary of $532,400 and is eligible to receive an annual performance bonus of up to 50% of his base salary, as determined by our board of directors.  Dr. Theuer is additionally entitled to certain severance benefits pursuant to his agreement, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Agreement with Ms. Bitar. On February 27, 2017, we entered into an Employment Agreement with Patricia L. Bitar, our Chief Financial Officer, which supersedes in its entirety our prior employment offer letter with Ms. Bitar. Pursuant to the employment agreement, Ms. Bitar is entitled to an annual base salary of $342,125 and is eligible to receive an annual performance bonus of up to 35% of her base salary, as determined by our board of directors. Upon termination of Ms. Bitar’s employment for any reason, she would be entitled to her base salary owed to her, any expense reimbursement owed to her, and any other benefits accrued, in each case, as of the date of his termination.  Ms. Bitar is additionally entitled to certain severance benefits pursuant to an amended and restated severance agreement, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Agreement with Mr. Logan. On February 27, 2017, we entered into an Amended and Restated Employment Agreement with H Casey Logan, our Chief Business Officer, which amends, restates and supersedes in its entirety Mr. Logan’s employment agreement entered into in February 2013. Pursuant to the amended employment agreement, Mr. Logan is entitled to an annual base salary of $324,600 and is eligible to receive an annual performance bonus of up to 35% of his base salary, as determined by our board of directors. Upon termination of Mr. Logan’s employment for any reason, he would be entitled to his base salary owed to him, any expense reimbursement owed to him, and any other benefits accrued, in each case, as of the date of his termination.  Mr. Logan is additionally entitled to certain severance benefits pursuant to a severance agreement, the terms of which are described below under “—Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. In addition, each of our named executive officers is eligible to receive certain benefits pursuant to his agreement with us described above under “—Agreements with our Named Executive Officers.”

Dr. Theuer.  If Dr. Theuer’s employment is terminated without cause or he resigns for good reason, in each case, other than in connection with a change in control, he would be entitled to receive severance payments equal to continued payment of his base salary for 12 months, employee benefit coverage for up to 12 months and 100% automatic vesting of any unvested time-based stock option awards.  If Dr. Theuer’s employment is terminated without cause or he resigns for good reason within 12 months following a change in control, he would be entitled to receive severance payments equal to continued payment of his base salary for 18 months, 150% of his annual performance bonus, employee benefit coverage for up to 18 months and 100% automatic vesting of any unvested time-based stock option awards.  In addition, if Dr. Theuer’s employment is terminated as a result of his death, his estate would be entitled to a one-time lump-sum payment equal to his base salary for 12 months and his stock option awards would vest on an accelerated basis as if his termination occurred 6 months later.  If Dr. Theuer’s employment is terminated as a result of disability, his stock option awards would vest on an accelerated basis as if his termination occurred 6 months later.  If Dr. Theuer’s employment is terminated for cause of if he resigns without good reason, he would be entitled to his base salary owed to him, any expense reimbursement owed to him, and any other benefits accrued, in each case, as of the date of his termination.

Ms. Bitar. On February 27, 2017, we entered into an Amended and Restated Severance Agreement with Ms. Bitar, which amends, restates and supersedes in its entirety Ms. Bitar’s severance agreement entered into in September 2014, as amended in February 2015. Pursuant to the amended severance agreement, Ms. Bitar is entitled to certain severance benefits and other payments upon the occurrence of certain events.  If Ms. Bitar’s employment is terminated without cause or she resigns for good reason, in each case, other than in connection with a change in control, she would be entitled to receive severance payments equal to continued payment of her base salary for 9 months, employee benefit coverage for up to 9 months and 100% automatic vesting of any unvested time-based stock option awards.  If Ms. Bitar’s employment is terminated without cause or she resigns for good reason within 12 months following a change in control, she would be entitled to receive severance payments equal to continued payment of her base salary for 12 months, 100% of her annual performance bonus, employee benefit coverage for up to 12 months and 100% automatic vesting of any unvested time-based stock option awards.

Mr. Logan. On February 27, 2017, we entered into a Severance Agreement with Mr. Logan. Pursuant to the severance agreement, Mr. Logan is entitled to certain severance benefits and other payments upon the occurrence of certain events.  If Mr. Logan’s employment is terminated without cause or he resigns for good reason, in each case, other than in connection with a change in control, he would be entitled to receive severance payments equal to continued payment of his base salary for 9 months, employee benefit coverage for up to 9 months and 100% automatic vesting of any unvested time-based stock option awards.  If Mr. Logan’s employment is terminated without cause or he resigns for good reason within 12 months following a change in control, he would be entitled to receive severance payments equal to continued payment of his base salary for 12 months, 100% of his annual performance bonus, employee benefit coverage for up to 12 months and 100% automatic vesting of any unvested time-based stock option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards held by our named executive officers as of December 31, 2016.

			Option Awards(3)					Stock Awards
	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price per share ($)(4)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles P. Theuer, M.D., Ph.D.	9/20/2011	3/31/2011	177,336	—		0.70	9/19/2021
	3/14/2013	7/13/2012	25,839	—		1.34	3/13/2023
	5/23/2013	5/15/2013	60,932	7,087		1.34	5/22/2023
	10/3/2014	10/3/2014	44,728	37,847		7.04	10/2/2024
	10/3/2014	10/3/2014	27,828	23,550	(5)	7.04	10/2/2024
	3/26/2015	3/26/2015	64,405	82,808		14.34	3/25/2025
	1/21/2016	1/21/2016						90,900	445,410

Patricia L. Bitar, CPA	10/3/2014	9/22/2014	33,252	25,863		7.04	10/2/2024
	3/25/2015	3/25/2015	22,550	28,996		14.62	3/24/2025
	1/21/2016	1/21/2016						32,450	159,005

H Casey Logan, M.B.A.	3/14/2013	2/19/2013	76,716	3,554		1.34	3/13/2023
	5/23/2013	2/19/2013	26,073	1,134	(6)	1.34	5/22/2023
	10/3/2014	10/3/2014	650	550		7.04	10/2/2024
	10/3/2014	10/3/2014	8,696	7,359	(5)	7.04	10/2/2024
	3/25/2015	3/25/2015	22,551	28,995		14.62	3/24/2025
	1/21/2016	1/21/2016						32,450	159,005

(1)	Granted under the 2011 plan, the terms of which are described below under “—Equity Benefit Plans.”
(2)	Granted under the 2015 plan, the terms of which are described below under “—Equity Benefit Plans.”
(3)

Except as specifically noted, all of the option awards have a four-year vesting schedule. Dr. Theuer’s options granted prior to October 3, 2014 vest in equal monthly tranches over the four-year vesting period, and Ms. Bitar’s and Mr. Logan’s options, and Dr. Theuer’s October 3, 2014 and March 26, 2015 option awards, include a one-year cliff and monthly vesting thereafter. The options are also eligible for accelerated vesting on a qualifying termination as described above under “—Potential Payments Upon Termination or Change of Control.”

(4)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors.

(5)	Option award includes an additional vesting condition that our initial public offering be completed prior to March 31, 2015, and such offering was completed in February 2015.
(6)	5,101 shares (9/48th of the total award) vested on the first anniversary of the vesting commencement date, and 1/48th of the shares under the award vest monthly thereafter for the next 39 months.

Option Exercises

None.

Option Repricings

We did not engage in any repricings or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2016.

Health, Welfare and Retirement Benefits

All of our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, and life and disability insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code, and is also intended to qualify as a safe harbor plan. During 2016, we made matching contributions of 100% of the amount of each participant’s contributions, up to 4% of each participant’s compensation. The 401(k) plan currently does not offer the ability to invest in our securities.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Bonus Plan

On December 19, 2016, the compensation committee of our board of directors adopted a written bonus plan, which sets forth the terms of the annual incentive bonus opportunity for eligible employees of our company. Under the bonus plan, our executive officers are eligible to receive bonus awards that are determined based on the achievement of our corporate goals for the applicable plan year and an evaluation of individual performance measured against pre-established individual performance goals for the applicable plan year. Bonuses, if any, under the bonus plan will be payable in cash or equity, or a combination of both, after the end of the applicable plan year and no later than December 31 of the following year.

Equity Benefit Plans

2015 Equity Incentive Plan

Our board of directors adopted the 2015 Plan in January 2015 and our stockholders approved the 2015 Plan in January 2015, which became effective on January 29, 2015, and since that date, no further grants have been made under the 2011 plan.

Stock Awards.  The 2015 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2015 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve.  Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2015 Plan was the sum of (1) 801,033 shares, plus (2) the number of shares (not to exceed 1,062,588 shares) (a) reserved for issuance under our 2011 plan at the time our 2015 Plan became effective, and (b) any shares subject to outstanding stock options or other stock awards that were granted under our 2011 plan that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2015 Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under our 2015 Plan is 3,617,571 shares.

No person may be granted stock awards covering more than 258,397 shares of our common stock under our 2015 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 258,397 shares of our common stock or a performance cash award having a maximum value in excess of $1,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2015 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2015 Plan. In addition, the following types of shares of our common stock under the 2015 Plan may become available for the grant of new stock awards under the 2015 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2015 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

In December 2015, the 2015 Plan was amended to allow an additional 500,000 shares of common stock to be used exclusively for the grant of awards as a material inducement for individuals to commence employment in compliance with NASDAQ Listing Rule 5635(c)(4).  As of March 15, 2017, 1,596,092 shares of common stock were subject to outstanding awards under the 2015 Plan.

Administration.  Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2015 Plan. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2015 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2015 Plan. Subject to the terms of our 2015 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options.  ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2015 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2015 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations on Incentive Stock Options.  The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.  Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights.  Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2015 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2015 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.  The 2015 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (29) stockholders’ equity; (30) capital expenditures; (31) debt levels; (32) operating profit or net operating profit; (33) workforce diversity; (34) growth of net income or operating income; (35) billings; (36) bookings; (37) employee retention; (38) initiation of phases of clinical trials and/or studies by specific dates; (39) patient enrollment rates; (40) budget management; (41) submission to, or approval by, a regulatory body (including, but not limited to the FDA) of an applicable filing or a product candidate; (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) submission of INDs and NDAs and other regulatory achievements; (48) research progress, including the development of programs; (49) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (50) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (1) in the award agreement at the time the award is granted or (2) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects; (c) to exclude the effects of changes to generally accepted accounting principles; (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (f) to exclude the dilutive effects of acquisitions or joint ventures; (g) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (h) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (i) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (j) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (k) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (l) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (m) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the FDA or any other regulatory body. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals and to define the manner of calculating the performance criteria we select to use for such performance period. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards.  The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure.  In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2015 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2015 Plan pursuant to Section 162(m) of the Code) and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.  In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or
•

make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2015 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control.  The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. For example, certain of our employees may receive an award agreement that provides for vesting acceleration upon the individual’s termination without cause or resignation for good reason (including a material reduction in the individual’s base salary, duties, responsibilities or authority, or a material relocation of the individual’s principal place of employment with us) in connection with a change of control. Under the 2015 Plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination.  Our board of directors has the authority to amend, suspend, or terminate our 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2015 Plan.

2011 Equity Incentive Plan

Our board of directors initially adopted, and our stockholders approved the 2011 Equity Incentive Plan, or the 2011 plan, in August 2011. The 2011 plan provides for the grant of stock options (ISOs and NSOs), stock appreciation rights, restricted stock awards and RSU awards to our employees, directors, and consultants. No additional awards will be granted under the 2011 plan, and all awards granted under the 2011 plan that are repurchased, forfeited, expired, cancelled or otherwise not issued will become available for grant under the 2015 Plan in accordance with its terms.

Administration.  Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2011 plan. Awards under the 2011 plan were granted pursuant to award agreements adopted by the plan administrator.

Share Reserve.  The initial number of shares we reserved for issuance pursuant to the 2011 plan was 843,586 shares, which was increased in September 2014 to 1,070,976 shares in connection with our issuance of shares of our Series B redeemable convertible preferred stock. As of March 15, 2017, 130,209 shares of common stock were issued and outstanding pursuant to options under the plan that had been exercised, and 912,641 shares of common stock were subject to outstanding awards. No additional awards will be granted under the 2011 plan, and all awards granted under the 2011 plan that are repurchased, forfeited, expired, are cancelled or otherwise not issued will become available for grant under the 2015 Plan in accordance with its terms.

Corporate Transactions.  In the event of certain specified significant corporate transactions, each outstanding award will be subject to the terms of the applicable transaction agreement. Such transaction agreement may provide, without limitation, for the assumption or substitution of awards, for their continuation, for accelerated vesting or for cancellation with or without consideration, in all cases without the consent of the award holder.

Amendment and Termination.  Our board of directors has the authority to amend, suspend or terminate our 2011 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. As of January 29, 2015, no additional awards will be granted under the 2011 plan. However, any outstanding awards already granted under the 2011 plan will remain outstanding, subject to the terms of such plan and the applicable award agreements, until such outstanding awards are exercised or until they terminate or expire by their terms.

2015 Employee Stock Purchase Plan

Our board of directors adopted the ESPP in January 2015 and our stockholders approved the ESPP in January 2015. The ESPP became effective on January 29, 2015. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share Reserve.  The ESPP initially authorized the issuance of 183,462 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2016 through January 1, 2025 by the least of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2) 366,925 shares, or (3) a number determined by our board of directors that is less than (1) and (2). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of December 31, 2016, 43,381 shares of our common stock have been purchased under the ESPP.

Administration.  Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions.  Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.  Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (1) customarily employed for more than 20 hours per week, (2) customarily employed for more than five months per calendar year or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure.  In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year and (3) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions.  In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then- outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Amendment and Termination.  Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Director Compensation

The following table summarizes director compensation for the year ended December 31, 2016:

Director	Fees Earned or Paid in Cash ($)	Stock awards ($) (1)(2)	Option awards ($) (3)	Total ($)
William R. LaRue	55,000	50,250	-	105,250
Martin A. Mattingly, Pharm.D.	43,750	50,250	-	94,000
J. Rainer Twiford, J.D., Ph.D.	45,000	50,250	-	95,250
Paul Walker	50,000	50,250	-	100,250
Stephen T. Worland, Ph.D.	46,250	50,250	-	96,500
(1)	Each member of our Board of Directors received a restricted stock unit award for the purchase of 7,500 shares of our common stock on June 1, 2016, all of which are outstanding as of December 31, 2016.
(2)

Represents the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. The fair value of RSUs is based on the stock price on the date of grant. For more information on how this amount is calculated, see Note 6 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.

(3)	As of December 31, 2016, the aggregate number of stock options held by Mr. LaRue, Dr. Mattingly, Dr. Twiford, Mr. Walker and Dr. Worland were 31,612, 40,000, 15,000, 15,000, and 40,000, respectively.

Our board of directors adopted a new compensation policy in December 2014, which was subsequently amended in March 2015 and June 2016, and is applicable to all of our non-employee directors. This compensation policy provides that each non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $35,000;
•	an annual cash retainer of $60,000 for service as chairman of our board of directors;
•	an additional annual cash retainer of $7,500, $5,000 and $3,750 for service on our audit committee, compensation committee and the nominating and corporate governance committee, respectively;
•

an additional annual cash retainer of $15,000, $10,000 and $7,500 for service as chairman of the audit committee, compensation committee and the nominating and corporate governance committee (in lieu of regular committee member fees), respectively;

•

an automatic annual option grant to purchase 15,000 shares of our common stock or a restricted stock unit award of 7,500 shares of our common stock for each non-employee director serving on the board of directors on the date of our annual stockholder meeting (including by reason of his or her election at such meeting), in each case vesting 100% as of the earlier of the date of our next annual stockholder meeting and the one-year anniversary of the date of grant; and

•

upon first joining our board of directors following our initial public offering an automatic initial grant of an option to purchase 25,000 shares of our common stock that vests ratably in annual installments over a three-year period following the grant date.

All of the option awards above were granted under the 2015 plan, the terms of which are described above under “—2015 Equity Incentive Plan.”  As described thereunder, each of the awards described above will vest and become exercisable subject to the director’s continuous service with us, provided that each option will vest in full upon a change of control.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information as of December 31, 2016 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(2):
2011 Equity Incentive Plan(3)	957,035	$3.35	—
2015 Equity Incentive Plan	1,003,753	$13.30	312,443
2015 Employee Stock Purchase Plan	—	$—	261,840
Equity compensation plans not approved by stockholders:
Inducement awards(4)	62,690	$6.18	437,310
(1)	The weighted average exercise price does not take into account the shares subject to outstanding RSUs which have no exercise price.
(2)	For a description of our equity compensation plans, see above under “—Equity Benefit Plans.”
(3)

Effective as of January 29, 2015, no additional awards will be granted under the 2011 plan, and all awards granted under the 2011 plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued will become available for grant under the 2015 plan in accordance with its terms.

(4)

In December 2015, the 2015 Plan was amended to allow an additional 500,000 shares of common stock to be used exclusively for the grant of awards as a material inducement for individuals to commence employment with us in compliance with NASDAQ Listing Rule 5635(c)(4).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding ownership of our common stock as of March 15, 2017 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to us to own more than 5% of the outstanding shares of our common stock, (b) each of our directors, (c) each of our named executive officers, and (d) all of our directors and named executive officers as a group. Each stockholder’s percentage ownership is based on 16,583,607 shares of our common stock being outstanding as of March 15, 2017.

	Number of	Percentage of
	shares	shares
Name and address of	beneficially	beneficially
beneficial owner	owned	owned
5% or greater stockholders:

New Enterprise Associates 14, L.P.(1)
1954 Greenspring Drive, Suite 600
Timonium, MD 21093	2,759,217	16.6%

JAFCO Super V3 Investment Limited Partnership(3)
Otemachi First Square, West Tower 11F
1-5-1 Otemachi, Chiyoda-ku
Tokyo 100-0004, Japan	1,497,053	9.0%

Laurence W. Lytton(2)
467 Central Park West
New York, NY 10025	1,395,699	8.4%

Nextech III Oncology, LPCI(4)
Scheuchzerstrasse 35
8006 Zurich, Switzerland	875,991	5.3%

Franklin Resources, Inc.(5)
One Franklin Parkway
San Mateo, CA 94403	869,565	5.2%

Eventide Asset Management, LLC(6)
One International Place, Suite 3510
Boston, MA 02110	865,526	5.2%

Johnson & Johnson Innovation-JJDC, Inc.(7)
One Johnson & Johnson Plaza
New Brunswick, NJ 08933	840,022	5.1%

Directors and Named Executive Officers:

Charles P. Theuer, M.D., Ph.D.(8)	448,138	2.6%
William R. LaRue(9)	34,291	*
Martin A. Mattingly, Pharm.D.(10)	31,666	*
J. Rainer Twiford, J.D., Ph.D.(11)	186,374	1.1%
Paul Walker(12)	15,000	*
Stephen T. Worland, Ph.D.(13)	31,666	*
H Casey Logan, M.B.A.(14)	151,840	*
Patricia L. Bitar, CPA(15)	71,228	*
All executive officers and directors as a group (8 persons)(16)	970,203	5.6%

*	Represents beneficial ownership of less than 1%.
(1)

Represents 2,758,039 shares of common stock beneficially owned by New Enterprise Associates 14, L.P., or NEA. The shares directly held by NEA are indirectly held by NEA Partners 14, L.P., the sole general partner of NEA; NEA 14 GP, LTD, the sole general partner of NEA Partners 14, L.P.; and each of the individual directors of NEA 14 GP, LTD. The directors of NEA 14 GP, LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Anthony A. Florence, Jr., Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry R. Weller. NEA, NEA Partners 14, L.P., NEA 14 GP, LTD and the directors of NEA 14 GP, LTD share voting and dispositive power with respect to the shares held by NEA. Paul Walker, a partner at New Enterprise Associates, has no voting or dispositive power with regard to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(2)

Based solely upon a Schedule 13G/A filed on February 14, 2017, by Laurence W. Lytton. According to the Schedule 13G/A, Mr. Lytton has sole voting and dispositive power with respect to 1,278,371 shares and shared voting and dispositive power with respect to 117,328 shares.

(3)

Represents 1,497,053 shares of common stock beneficially owned by JAFCO Super V3 Investment Limited Partnership, or JAFCO. JAFCO Co., Ltd. is the general partner of JAFCO. As President, Chief Executive Officer and Chairperson of the investment committee of JAFCO Co., Ltd., Shinichi Fuki has voting and investment authority over the shares held by JAFCO.

(4)

Represents 875,991 shares of common stock beneficially owned by Nextech III Oncology, LPCI. The general partner of Nextech III is Nextech III GP Ltd. Alfred Scheidegger, Rudolf Gygax and Roland Ruckstuhl are the managing members of Nextech III GP Ltd. and may be deemed to share dispositive voting and investment power over the shares held by Nextech III. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Excludes 233,958 shares of common stock held by ONC Partners, L.P. Although ONC Partners, L.P. and Nextech III have a common investment adviser, voting and investment decisions on behalf of ONC Partners, L.P. are made by an unrelated general partner.

(5)	Based solely upon a Schedule 13G filed on February 8, 2017, by Franklin Advisers, Inc.
(6)	Based solely upon a Schedule 13G filed on February 13, 2017, by Eventide Asset Management, LLC.
(7)	Based solely upon a Schedule 13G filed on October 31, 2016 by Johnson & Johnson.
(8)	Includes 430,168 shares of common stock subject to options exercisable as of May 14, 2017.
(9)	Includes 2,622 shares of common stock subject to repurchase and 25,903 shares of common stock subject to options exercisable as of May 14, 2017.
(10)	Includes 31,666 shares of common stock subject to options exercisable as of May 14, 2017.
(11)

Includes 10,572 shares of common stock beneficially owned by Brookline Investment Fund, LLC, 49,380 shares of common stock beneficially owned by CSA Biotechnology Fund I, LLC and 93,460 shares of common stock beneficially owned by CSA Biotechnology Fund II, LLC. J. Rainer Twiford, J.D., Ph.D., one of our directors, has voting and dispositive control over these shares. Dr. Twiford disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 17,962 shares of outstanding common stock held by MCT Investments, LLC. Dr. Twiford’s spouse, Marsha C. Twiford, has voting and investment power with respect to the shares held by MCT Investments, LLC. Also includes 15,000 shares of common stock subject to options exercisable as of May 14, 2017.

(12)	Includes 15,000 shares of common stock subject to options exercisable as of May 14, 2017. Paul Walker is a partner of New Enterprise Associates.
(13)	Includes 31,666 shares of common stock subject to options exercisable as of May 14, 2017.
(14)	Includes 145,107 shares of common stock subject to options exercisable as of May 14, 2017.
(15)	Includes 65,023 shares of common stock subject to options exercisable as of May 14, 2017.
(16)

Consists of the shares of outstanding common stock and shares of common stock subject to options exercisable as of May 14, 2017 referred to in footnotes (8), (9), (10), (11), (12), (13), (14) and (15).

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

The following includes a summary of transactions since January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Item 11. Executive Compensation.”

Initial Public Offering

In February 2015, we completed our initial public offering pursuant to which we issued and sold an aggregate of 3,600,000 shares of our common stock, at a price to the public of $10.00 per share. In addition, we completed a concurrent private placement with New Enterprise Associates 14, L.P. in which we sold 500,000 shares of our common stock at a price of $10.00 per share. The following table sets forth the number of shares of common stock purchased by holders of more than 5% of our common stock or entities affiliated with them, including entities affiliated with certain of our directors or former directors at the closing of the initial public offering:

	Shares of
	Common	Purchase
Name(1)	Stock	Price
JAFCO Super V3 Investment Limited Partnership	257,950	$2,579,500
New Enterprise Associates 14, L.P.	500,000	$5,000,000
Nextech III Oncology, LPCI	174,117	$1,741,170
BMV Direct II LP	131,155	$1,311,550

(1)	Additional detail regarding these stockholders and their equity holdings is provided under “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Certain of our directors or former directors have affiliations with the investors that participated in our initial public offering and concurrent private placement as described above, as indicated in the table below:

Director or Former Director	Investor
Kenji Harada, Ph.D.	JAFCO Super V3 Investment Limited Partnership
Hironori Hozoji	JAFCO Super V3 Investment Limited Partnership
Paul Walker	New Enterprise Associates 14, L.P.
Alfred Scheidegger, Ph.D.	Nextech III Oncology, LPCI

Follow-On Offering

In November 2016, we completed an underwritten follow-on public offering pursuant to which we issued and sold an aggregate of 3,018,750 shares of our common stock, at a price to the public of $5.75 per share. New Enterprise Associates 14, L.P. purchased 869,565 shares of the common stock in the offering for a total purchase price of approximately $5.0 million.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or other independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Independence of the Board of Directors

As required under the Nasdaq Listing Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that, with the exception of Dr. Theuer, all of our directors are independent directors within the meaning of the applicable Nasdaq Listing Rules. In making this determination, the board of directors found that none of these directors had a material or other disqualifying relationship with the Company.

Item 14.	Principal Accountant Fees and Services.

Audit and All Other Fees

The following table presents fees for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for 2016 and 2015 in the following categories:

	Years ended December 31,
	2016	2015
Audit Fees (1)	$375,022	$201,454
Audit-Related Fees (2)	—	—
Tax Fees (3)	69,130	42,000
All Other Fees (4)	1,995	—
	$446,147	$243,454

(1)

Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and review of our registration statement on Form S-1, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees billed for professional services by Ernst & Young LLP for assurance and related services related to the audit of the financial statements. We did not engage Ernst & Young LLP to perform audit-related services.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.
(4)	Includes amounts billed for annual subscriptions to Ernst &Young’s online resource library.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP during the years ended December 31, 2016 and 2015 were pre-approved by our audit committee.